SUBSCRIPTION AGREEMENT

     THIS SUBSCRIPTION AGREEMENT is entered into as of the 27th day of May, 2005, between Claymore Trust, a statutory trust organized and existing under the laws of Delaware (the "Trust"), and Claymore Securities, Inc. (the "Purchaser").

     THE PARTIES HEREBY AGREE AS FOLLOWS:

     1. PURCHASE AND SALE OF THE SHARES

     1.1 SALE AND ISSUANCE OF SHARES. Subject to the terms and conditions of this Agreement, the Trust agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Trust, (i) 1,675 of each of the Class A and Class C shares of beneficial interest, par value $0.01, of the Claymore/Fiduciary Strategic Equity Fund series of the Trust (the "Strategic Shares") at a price per share of $15.00 for an aggregate purchase price of $50,250.00 and (ii) 1,675 of each of the Class A and Class C shares of beneficial interest, par value $0.01, of the Claymore Peroni Equity Opportunities Fund series of the Trust (the "Peroni Shares") at a price per share of $15.00 for an aggregate purchase price of $50,250.00 (the Strategic Shares and the Peroni Shares are hereinafter referred to collectively as the "Shares"). The aggregate proceeds for the Shares to be paid by Purchaser to the Trust hereunder shall be $100,500.00.

     2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER. The Purchaser hereby represents and warrants to, and covenants for the benefit of, the Trust that:

     2.1 PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made by the Trust with the Purchaser in reliance upon the Purchaser's representation to the Trust, which by the Purchaser's execution of this Agreement the Purchaser hereby confirms, that the Shares are being acquired for investment for the Purchaser's own account, and not as a nominee or agent and not with a view to the resale or distribution by the Purchaser of any of the Shares, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Shares, in either case in violation of any securities registration requirement under applicable law, but subject nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control. By executing this Agreement, the Purchaser further represents that the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.

     2.2 INVESTMENT EXPERIENCE. The Purchaser acknowledges that it can bear the economic risk of the investment for an indefinite period of time and has such knowledge and experience in financial and business matters (and particularly in the business in which the Trust operates) as to be capable of evaluating the merits and risks of the investment in the Shares. The Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act of 1933 (the "1933 Act").

     2.3 RESTRICTED SECURITIES. The Purchaser understands that the Shares are characterized as "restricted securities" under the United States securities laws inasmuch as they are being acquired from the Trust in a transaction not involving a public offering and that under such laws and applicable regulations such Shares may be resold without registration under the

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1933 Act only in certain circumstances. In this connection, the Purchaser represents that it understands the resale limitations imposed by the 1933 Act and is generally familiar with the existing resale limitations imposed by Rule 144 thereunder.

     2.4 FURTHER LIMITATIONS ON DISPOSITION. The Purchaser further agrees not to make any disposition directly or indirectly of all or any portion of the Shares unless and until:

          (a) There is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

          (b) The Purchaser shall have furnished the Trust with an opinion of counsel, reasonably satisfactory to the Trustees, that such disposition will not require registration of such Shares under the 1933 Act.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      CLAYMORE TRUST


                                      By:  /s/ Nicholas Dalmaso
                                           ---------------------------
                                           Name:  Nicholas Dalmaso
                                           Title:  Chief Legal and Executive
                                           Officer
                                      CLAYMORE SECURITIES, INC.


                                      By:  /s/ Nicholas Dalmaso
                                           ---------------------------
                                           Name:  Nicholas Dalmaso
                                           Title:  Senior Managing Director and
                                           General Counsel

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